UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The First of Long Island Corporation
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THE FIRST OF LONG ISLAND CORPORATION

10 GLEN HEAD ROAD

GLEN HEAD, NEW YORK 11545

___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 21, 2020

___________________________________________________

March 10, 2020

To the Stockholders of

The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of The First of Long Island Corporation will be held at The Mansion at Oyster Bay, One Southwoods Road, Woodbury, New York, on Tuesday, April 21, 2020, at 10:00 A.M. local time for the following purposes:

(1)	To elect seven directors to hold office for one or two-year terms and until their successors are duly elected and qualified;
(2)	To conduct a non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers;
(3)	To ratify the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm for 2020; and
(4)	To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 6, 2020 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors
Christopher Becker
President and Chief Executive Officer

IMPORTANT -- PLEASE VOTE YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

THE FIRST OF LONG ISLAND CORPORATION

10 Glen Head Road

Glen Head, New York 11545

(516) 671-4900

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (“Board”) of The First of Long Island Corporation (“Corporation” or “Company”) for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. local time at The Mansion at Oyster Bay, One Southwoods Road, Woodbury, New York on April 21, 2020.  The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 20, 2020.

Proxies in the accompanying form that are properly executed and duly returned to the Corporation, or voted electronically, will be voted at the meeting in accordance with the instructions provided.  Where no instructions are indicated, properly executed proxies will be voted “For” the proposals set forth in this proxy statement.  Each proxy granted may be revoked at any time prior to its exercise by written notice filed with the secretary of the Corporation, by the submission of a later dated and executed proxy or by notice given during the meeting by the stockholder to the presiding officer of the meeting.  The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum for the transaction of business.  The meeting (whether or not a quorum is present) may be adjourned to a subsequent date, provided notice of the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.  At an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally scheduled.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described herein.  Only stockholders of record at the close of business on March 6, 2020 are entitled to notice of and to vote at the meeting.

As of March 6, 2020, there were 23,793,128 shares of the Common Stock issued, all of which were outstanding and entitled to vote.  Based on information available, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of March 6, 2020 are identified in the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,851,783 shares (1)	7.78%
Franklin Mutual Advisors, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	2,155,369 shares (2)	9.06%
(1)	Based on a Schedule 13G/A filed on February 5, 2020.
(2)	Based on a Schedule 13G/A filed on February 3, 2020.

Following is information with respect to the beneficial ownership of the Corporation's Common Stock as of March 6, 2020 by all directors and nominees, by the executive officers of the Corporation named in the “Summary Compensation Table” (“named executive officers” or “NEOs”), and by all directors and executive officers of the Corporation as a group.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock	Paul T. Canarick	401,972	(2)	1.69%
($.10 par value)	Alexander L. Cover	42,447	(2)	.18%
	John J. Desmond	6,260.03%
	Howard Thomas Hogan, Jr.	201,637	(2)	.85%
	Louisa M. Ives	75		-
	Stephen V. Murphy	51,755	(2)	.22%
	Peter Quick	44,868.19%
	Denise Strain	5,000.02%
	Milbrey Rennie Taylor	34,014	(2)	.14%
	Walter C. Teagle III	147,205	(3)	.62%
	Eric J. Tveter	11,178.05%
	Michael N. Vittorio	126,645.53%
	Christopher Becker	22,702.10%
	Christopher J. Hilton	8,592.04%
	Jay P. McConie	1,265.01%
	Directors and Executive Officers as a group (19 persons)	1,275,690	(4)	5.35%
(1)

Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

(2)	Includes 3,326 shares that can be acquired by the exercise of stock options.
(3)	Includes 6,651 shares that can be acquired by the exercise of stock options.
(4)	Includes 32,169 shares that can be acquired by the exercise of stock options.

VOTING PROCEDURES AND METHODS OF COUNTING VOTES

As to Proposal 1 regarding the election of directors, the proxy card being provided by the Board enables a stockholder to vote “For” the election of the seven nominees proposed by the Board or to “Withhold Authority” to vote for the nominees being proposed.  As discussed under Proposal 1, cumulative voting applies to the election of directors.  Directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominee is withheld.

As to Proposals 2 and 3, a stockholder may: (1) vote “For” the item, (2) vote “Against” the item, or (3) “Abstain” from voting on the item.  In order to approve Proposals 2 and 3, each proposal must receive the affirmative vote of a majority of the shares voting on each matter at the annual meeting without regard to either shares as to which the “Abstain” box is marked or broker non-votes.

Proxies solicited hereby will be returned to the Corporation, tabulated by the Corporation’s registrar and transfer agent and reviewed by the inspectors of election designated by the Board.

PROPOSAL 1

ELECTION OF DIRECTORS FOR ONE OR TWO YEAR TERMS

The Board of the Corporation currently consists of thirteen members.  Effective as of the Annual Meeting, Michael N. Vittorio, former President and CEO of the Corporation, will discontinue his service as a Class I director following his retirement on December 31, 2019 and in accordance with the terms of his employment agreement.  The Board has nominated Paul T. Canarick, Alexander L. Cover, Stephen V. Murphy, Peter Quick, Denise Strain and Eric J. Tveter for re-election as Class II directors to serve two year terms and Christopher Becker for election as Class I director to serve a one year term that is coterminous with other Class I directors.  Each continuing Board member and nominee, with the exception of Christopher Becker who serves as President and Chief Executive Officer (“CEO”) of the Corporation and its wholly owned bank subsidiary, The First National Bank of Long Island (“Bank”), is independent as defined in the Nasdaq Rules.

The Board is divided into two classes, Class I and Class II.  The following table sets forth the present composition of the Board.

Name	Class	Expiration of Term
Christopher Becker	I	2020
John J. Desmond	I	2021
Howard Thomas Hogan, Jr.	I	2021
Louisa M. Ives	I	2021
Milbrey Rennie Taylor	I	2021
Walter C. Teagle III	I	2021
Paul T. Canarick	II	2020
Alexander L. Cover	II	2020
Stephen V. Murphy	II	2020
Peter Quick	II	2020
Denise Strain	II	2020
Eric J. Tveter	II	2020

As to the election of directors, each stockholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected.  A stockholder may also cumulate his or her votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of his or her shares or by evenly distributing such votes on the same principle among any number of candidates.  Cumulative voting can affect the election of directors if there are more nominees for director than positions to be filled.  In the event that cumulative voting is in effect, it is the intention of the proxies to vote cumulatively for the nominees listed, and if authority for any nominee or nominees is withheld, the votes will be distributed among the remaining candidates at the discretion of the Board.

It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions indicated thereon and, in the absence of contrary indication, for the re-election of directors Canarick, Cover, Murphy, Quick, Strain and Tveter and for the election of director Becker.  Each of the nominees for Class I and II directors will hold office until his or her successor is elected and qualified.  If at the time of the 2020 Annual Meeting any of the nominees named above is unavailable or chooses not to serve as a director (an event that the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate.

The Board of Directors recommends a vote FOR all named nominees.

The following table sets forth a brief description of the business experience during the past five years of each of the nominees and Board members continuing in office.  It also indicates any other directorships held during the past five years in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934 (“1934 Act”) or subject to the requirements of section 15(d) of the 1934 Act or any company registered as an investment company under the Investment Company Act of 1940.  The year set forth for each director is the year in which the person named became a director of the Corporation and the Bank with the exception of Mr. Hogan, who became a director of the Corporation upon its formation in 1984.

BUSINESS EXPERIENCE OF DIRECTORS

Name	Principal Occupations and Other Directorships for Last 5 Years	Director Since
Christopher Becker (Age 54)	President and Chief Executive Officer, The First of Long Island Corporation and The First National Bank of Long Island	2020
Paul T. Canarick (Age 63)	President and Principal, Paul Todd, Inc. (Construction Company)	1992
Alexander L. Cover (Age 76)	Business and Management Consultant (Private Practice); Retired Partner of Ernst & Young LLP	2003
John J. Desmond (Age 69)	Retired Partner of Grant Thornton LLP; Director and Chairman of the Audit Committee of MusclePharm Corporation	2016
Howard Thomas Hogan, Jr. (Age 75)	Hogan & Hogan (Attorney, Private Practice)	1978
Louisa M. Ives (Age 53)	Managing Director and member of the Executive and Investment Committees of Chilton Trust Company	2019
Stephen V. Murphy (Age 74)	President, S.V. Murphy & Co. (Financial Advisory Services); Director: Man FRM Alternative Multi-Strategy Fund LLC; UST Global Private Markets Fund, LLC; Excelsior Venture Partners III, LLC; Excelsior Private Markets Fund II, LLC; Excelsior Private Markets Fund III, LLC; NB Crossroads Private Markets Fund IV, LLC; NB Crossroads Private Market Fund V Holdings, LP; NB Crossroads Private Market Fund VI, LP	2005
Peter Quick (Age 64)	Retired President of the American Stock Exchange; Retired Partner of Burke and Quick Partners Holdings LLP, the parent company of Burke & Quick Partners LLC, a broker dealer; Director: Medicure Inc.; Gain Capital	2015
Denise Strain (Age 66)	Retired Managing Director of Citigroup Inc.	2017
Milbrey Rennie Taylor (Age 73)	Retired Executive Producer of CBS News	2008
Walter C. Teagle III (Age 70)	Chairman of the Board, The First of Long Island Corporation and The First National Bank of Long Island; President and Owner, Teagle Management, Inc. (Private Investment Firm); Managing General Partner, Gulo Capital Partners L.P. (Private Investment Partnership); Chairman and Director, The Teagle Foundation, Inc. (Private Foundation)	1996
Eric J. Tveter (Age 61)	Chairman of ETC Ventures LLC and Veloce Esports Limited. Formerly: Chairman of Upc Switzerland and Chief Executive Officer of Upc Central Europe Group, Liberty Global plc; Formerly: Chief Executive Officer, Central Europe Group, Liberty Global plc	2013

QUALIFICATIONS OF DIRECTORS

Diversity.  The Governance and Nominating Committee believes that the Board as a whole should adequately reflect the diversity of the Company’s constituencies and the communities in which the Company conducts business.  Although the Committee considers diversity in identifying nominees for director, it does not have a formal policy in this regard.  The Committee has a broad view of diversity, and conceptualizes it to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, as well as race, ethnicity, gender, and other characteristics.

Specific Core Competencies.  In addition to general qualifications and the consideration of diversity, the Governance and Nominating Committee has developed a Skill Sets Matrix that sets forth the specific core competencies it believes one or more Board members should possess.  The matrix is used to evaluate the collective skills of the existing Board and identify the skills that the Committee should seek when filling a Board vacancy or increasing the size of the Board.  The Governance and Nominating Committee recognizes that some Board members may possess many of the core competencies, while others will possess only a few, but that each Board member should have particular strength with respect to at least one.  The identified core competencies, which are subject to change from time to time, include, but are not limited to: corporate governance, banking, strategic planning, business leadership, organizational management and/or business operations, accounting and reporting, finance and/or investments, technology and/or information security, mergers and acquisitions, legal and/or regulatory, real estate, marketing and/or public relations and financial accounting experience necessary to qualify as an “audit committee financial expert” as defined in Regulation S-K of the Securities and Exchange Commission (“SEC”).

With respect to each of the Corporation’s directors, the narrative that follows sets forth the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director considering the Company’s business and structure and the general qualifications and core competencies identified and deemed desirable by the Governance and Nominating Committee.

Christopher Becker - Mr. Becker joined the Board in January 2020 upon being named President and Chief Executive Officer of the Corporation and the Bank.  Mr. Becker has been employed by the Bank since 2011 most recently serving as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation.  For the past nine years, Mr. Becker has been responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities and certain credit administration functions.  Prior to joining the Bank, Mr. Becker served as Executive Vice President and Chief Financial Officer at the Bank of Smithtown and previously as Director, President and Chief Executive Officer of a national bank in organization.  Mr. Becker began his career at Bridgehampton National Bank and served ultimately as Executive Vice President and Chief Operating Officer.  Mr. Becker’s experience has provided him with a number of core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and reporting, finance and investments, technology and information security, mergers and acquisitions, legal and regulatory, real estate and marketing and public relations.

Paul T. Canarick - Mr. Canarick joined the Board in 1992 and is a member of the Governance and Nominating, Loan and Asset Liability Committees.  Mr. Canarick is President and Principal of Paul Todd, Inc., a privately held construction company.  Mr. Canarick’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include banking, business leadership, organizational management and business operations and real estate.

Alexander L. Cover - Mr. Cover joined the Board in 2003 and is Chairman of the Audit Committee and a member of the Governance and Nominating and Asset Liability Committees.  He is currently a business and management consultant in private practice and, among other things, assists privately held companies with developing business plans.  Previously, he was Partner-In-Charge of the financial institutions practice of the Long Island office of Ernst & Young LLP.  At Ernst & Young, Mr. Cover’s experience also included, among other things, serving as review partner on both SEC and non-SEC engagements.  Mr. Cover has also been a director of a number of not-for-profit entities.  Mr. Cover’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and reporting, finance, mergers and acquisitions, legal and regulatory.

John J. Desmond - Mr. Desmond joined the Board in 2016 and is a member of the Audit and Compensation Committees.  Previously, he was Partner-In-Charge of the Long Island office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015, having served over 40 years in the public accounting industry.  At Grant Thornton, Mr. Desmond’s experience also included, among other things, serving as lead audit partner for many public and privately-held companies.  Mr. Desmond was elected by the U.S. Partners of Grant Thornton LLP to be a Partnership Board Member from 2001 through 2013.  The Board was responsible for oversight of many of the firm’s activities including strategic planning, the performance of the senior leadership team and financial performance.  Mr. Desmond also serves as a director of a publicly held company, and serves or has served as a board member of a number of not-for-profit entities.  Mr. Desmond’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and reporting, finance, mergers and acquisitions, legal and regulatory.

Howard Thomas Hogan, Jr., Esq. - Mr. Hogan joined the Board in 1978 and is a member of the Loan and Governance and Nominating Committees.  Mr. Hogan is currently an attorney in private practice, with an emphasis on real estate.  He currently serves and has served as a director of numerous not-for-profit and community organizations.  His experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, legal, real estate and public relations.

Louisa M. Ives - Ms. Ives joined the Board in 2019 and is a member of the Loan and Asset Liability Committees.  Ms. Ives has substantial experience in the financial services industry currently serving as Head of Manager Research at Chilton Trust Company where she is responsible for external manager selection and due diligence for Chilton clients.  Prior to her current role, Ms. Ives was a Managing Director and research analyst at Chilton Investment Company and served on the company’s Board of Directors.  She currently serves on the boards of various not-for-profit and community organizations.  Ms. Ives experience has provided her with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, organizational management and business operations, finance and investments and mergers and acquisitions.

Stephen V. Murphy - Mr. Murphy joined the Board in 2005 and is Chairman of the Asset Liability Committee and a member of the Compensation and Loan Committees.  He is currently President of S.V. Murphy & Co., a financial advisory firm.  He also serves as a director of several registered investment companies.  Mr. Murphy’s experience includes Merrill Lynch Capital Markets, where he was Managing Director in the Investment Banking Department in charge of the Financial Institutions Mergers and Acquisitions Group.  Prior to that, Mr. Murphy was with The First Boston Corporation as Managing Director in the Corporate Finance Department in charge of the Commercial Banking Group for Financing and Strategic Services.  Mr. Murphy also serves or has served as a director for various publicly held and not-for-profit entities.  Mr. Murphy’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, accounting and reporting, finance and investments and mergers and acquisitions.

Peter Quick - Mr. Quick joined the Board in 2015 and is Chairman of the Loan Committee and a member of the Audit and Governance and Nominating Committees.  Mr. Quick has over 30 years of experience in the securities and financial services industries.  He is a recognized leader in the securities industry with experience in the domestic and international equity markets, equities market making, market structure reform, trading technology and clearing operations.  Mr. Quick is  a retired Partner of Burke and Quick Partners Holdings LLP, the parent company of Burke &  Quick Partners LLC, a  broker dealer.  Mr. Quick was President of the American Stock Exchange from 2000 to 2005.  Prior to joining the American Stock Exchange, he served as President of Quick & Reilly Inc., a  Quick  & Reilly subsidiary and a  national discount brokerage firm.  Mr. Quick also serves or has served as a director of a number of publicly held companies and not-for-profit entities.  Mr. Quick’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and reporting, finance and investments, technology and information security, mergers and acquisitions, legal and regulatory and real estate.

Denise Strain - Ms. Strain joined the Board in 2017 and is a member of the Governance and Nominating and Loan Committees.  Ms. Strain has 35 years of experience in the banking industry including most recently as the Managing Director and Senior Tax Counsel of Citigroup Inc.  Ms. Strain has served as a member of the Board of Trustees of a not-for-profit educational institution.  Ms. Strain’s experience has provided her with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and reporting, finance, mergers and acquisitions, legal and regulatory.

Milbrey Rennie Taylor - Ms. Taylor joined the Board in 2008 and is Chair of the Governance and Nominating Committee and a member of the Compensation Committee.  Ms. Taylor’s experience includes over thirty years in the television news business.  She served as Executive Producer of CBS News Sunday Morning and CBS Weekend News.  Ms. Taylor also served as Vice President of ThirdAge Media, an Internet company partly owned by CBS, Inc.  Ms. Taylor serves and has served as a director of a number of not-for-profit entities.  Ms. Taylor’s experience has provided her with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, organizational management and business operations, marketing and public relations.

Walter C. Teagle III - Mr. Teagle joined the Board in 1996, became Chairman of the Board in 2005 and is an ex officio member for all purposes of all Board committees of the Corporation and the Bank.  Mr. Teagle is currently President and owner of Teagle Management, Inc., a private investment firm, Chairman and Director of The Teagle Foundation, Inc. and Managing General Partner of Gulo Capital Partners L.P., a private investment partnership.  Mr. Teagle’s past experience includes a variety of executive and board positions including Managing Director, Groton Partners LLC, a merchant banking firm; Officer and Managing Director, Groton Asset Management LLC, an investment management company; Executive Vice President and Director, Lexent, Inc., a publicly-held infrastructure service provider; and President, Chief Executive Officer, and Director, Metro Design Systems, Inc., an engineering design services firm.  Mr. Teagle has also been a director of not-for-profit entities.  Mr. Teagle’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, finance and investments, technology and information security, and mergers and acquisitions.

Eric J. Tveter - Mr. Tveter joined the Board in 2013 and is Chairman of the Compensation Committee.  He is currently Chairman of ETC Ventures LLC and Veloce Esports Limited. He is formerly Chairman of Upc Switzerland and Chief Executive Officer of Upc Central Europe Group, Liberty Global plc.  Prior to that he was Chief Executive Officer, Central Europe Group, Liberty Global plc.  Mr. Tveter has extensive knowledge and experience in the US, UK and European cable industries.  Mr. Tveter’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and reporting, finance, technology and information security, mergers and acquisitions, legal and regulatory, real estate, marketing and public relations.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the Chairman of the Board will be an independent director.  The Board believes that stockholder interests are best served by having a Chairman of the Board who is independent of management and whose exclusive responsibility is the long-term best interest of the Corporation’s stockholders.

Walter C. Teagle III has served as Chairman of the Board since May 2005.  As Chairman, Mr. Teagle organizes the work of the Board and ensures that the Board has access to sufficient information to enable it to carry out its functions, including monitoring the Corporation’s performance and the performance of the Board and management.  The role of the Chairman of the Board includes: (1) presiding over all meetings of the Board and stockholders, including regular executive sessions of the Board in which the CEO, a management director, and other members of management do not participate; (2) establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO; (3) serving as an ex officio member of each Board committee and advising with respect to the work of each Board committee; (4) coordinating periodic Board reviews of management’s strategic plan for the Corporation; and (5) coordinating the Compensation Committee annual performance review of the CEO.

BOARD’S ROLE IN RISK OVERSIGHT

Risk is an integral part of Board and Board committee discussions.  The significant risks facing the Corporation are set forth in an Enterprise Risk Management document.  The Corporation’s management team, which includes a Chief Risk Officer, is responsible for identifying, assessing and managing risk and the Board is responsible for risk oversight and fulfills this responsibility primarily through its committees.  In granting authority to management, approving policies and strategies and receiving management reports, the Board and its committees consider, among other things, the risks that the Corporation faces.  For each critical risk, such as credit risk, interest rate risk, liquidity risk, and cybersecurity risk, the Corporation has a formal written policy that is approved by an appropriate Board committee or the full Board.

As reflected in the Corporation’s Corporate Governance Guidelines, the Board and its committees address succession planning risk both in the ordinary course of business and on a contingent basis in case of unexpected events.  The Corporation has comprehensive written succession planning documents that cover the Board and its committees, the CEO and the other members of executive management and from time to time retains consultants with expertise in succession planning matters.  The Corporation’s succession planning documents are updated no less often than annually and are actively used by the Board and its committees to oversee and ensure a smooth transition should Board members or key members of executive management retire or otherwise leave the employ of the Corporation.

The following table sets forth the risk oversight responsibilities of the Board and Board committees.

Board or Board Committee	Risk Oversight Responsibilities
Board of Directors	Strategic, Earnings and Management Succession
Loan Committee	Credit and Allowance for Credit Losses
Asset Liability Committee	Interest Rate, Liquidity, Price, Market and Economic Conditions
Audit Committee	Operational, Regulatory and Legislative, Technology and Cybersecurity, and Income Tax
Governance and Nominating Committee	Reputation, Legal and Board Succession
Compensation Committee	Key Personnel, Compensation and Retention

CEO Succession.    On January 1, 2020 Christopher Becker succeeded Michael N. Vittorio as President and CEO of the Corporation and the Bank following Mr. Vittorio’s retirement on December 31, 2019.  In accordance with the terms of his employment agreement, Mr. Vittorio is expected to continue his service as a director until the annual meeting of stockholders on April 21, 2020.  The succession was originally announced on March 19, 2019 and Messrs. Becker and Vittorio worked together throughout the remainder of 2019 to assure a smooth transition.

MEETINGS OF THE BOARD OF DIRECTORS

All of the members of the Board of the Corporation also serve on the Board of the Bank.  The Board of the Corporation held ten regular meetings and one special meeting during 2019.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which such director served.  The Board meets regularly in executive session throughout the year.

BOARD COMMITTEES AND MEETINGS

The Board of the Corporation has three standing committees: the Governance and Nominating Committee; the Audit Committee; and the Compensation Committee.  The Board of the Bank also has two standing committees: the Loan Committee and the Asset Liability Committee.

Governance and Nominating Committee

All the members of the Corporation’s Governance and Nominating Committee are independent directors as defined in the Nasdaq Rules.  The members of the Governance and Nominating Committee are Paul T. Canarick, Alexander L. Cover, Howard Thomas Hogan, Jr., Peter Quick, Denise Strain, Milbrey Rennie Taylor and Walter C. Teagle III.  The Committee met four times during 2019.

The Corporation’s Board has adopted a formal written charter for the Governance and Nominating Committee.  A current copy of the charter and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website by going to www.FNBLI.com,  placing the cursor over “Investor Relations,” then clicking on “Corporate Governance” and then clicking on “Board Governance and Nominating Committee Charter” or “Corporate Governance Guidelines.”

Among other things, the Governance and Nominating Committee is currently responsible for: (1) maintaining the director succession plan; (2) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders; (3) recommending to the Board written corporate governance guidelines and monitoring compliance with said guidelines; (4) leading the Board in an annual Board self-assessment and reporting to the Board on its own self-assessment and the self-assessments performed by the other Board committees; (5) recommending to the Board director candidates for each committee; and (6) establishing the director skill sets matrix to evaluate the collective skills of the existing Board and to identify skills that may be sought when filling vacancies.

Although the Corporation has a long history of being able to attract and maintain a cohesive Board with the variety of skills necessary to oversee the affairs of the Corporation, the Governance and Nominating Committee will consider director candidates recommended by stockholders.  Submission of candidates may be made in writing at any time.  However, to be considered by the Governance and Nominating Committee for nomination at the 2021 annual meeting, such submissions should be made no later than December 10, 2020 to the Chair of the Governance and Nominating Committee at the Corporation’s address set forth in this proxy statement.  In addition, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors provided that such nominations are made in accordance with the provisions of the Corporation’s bylaws establishing the information and notice requirements for such nominations.

In addition to interviews, the Governance and Nominating Committee may evaluate potential nominees by reviewing resumes, checking business and/or personal references, and performing background checks as deemed appropriate.  The Corporation has not paid a fee to any third party or parties to assist in identifying or evaluating potential nominees.

Except for Mr. Becker, all of the nominees approved by the Governance and Nominating Committee for inclusion on the Corporation’s proxy card for the Annual Meeting of Stockholders to be held April 21, 2020 are Class II directors standing for re-election.  Mr. Becker was appointed by the Board effective January 1, 2020 upon being named President and CEO of the Corporation. Mr. Becker stands for election as a Class I director to serve a one year term that is coterminous with other Class I directors.

Audit Committee

The members of the Audit Committee are Alexander L. Cover, John J. Desmond, Peter Quick and Walter C. Teagle III.  The Committee met eight times during 2019.

The Corporation’s Board has adopted a formal written charter for the Audit Committee.  A current copy of the charter is available on the Corporation’s website by going to www.FNBLI.com,  placing the cursor over “Investor Relations,” then clicking on “Corporate Governance” and then clicking on “Board Audit Committee Charter.”

The Board has determined that all members of the Audit Committee are independent as independence for audit committee members is defined in SEC Rule 10A-3 and the Nasdaq Rules.  The Board has also determined that Alexander L. Cover and John J. Desmond each qualify as an “audit committee financial expert” as that term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission.  The Board has also determined that all members of the Audit Committee have banking or related financial management expertise.

The responsibilities of the Audit Committee are described under the heading “Audit Committee Report” in this proxy statement.

Compensation Committee

All the members of the Corporation’s Compensation Committee are independent directors as defined in the Nasdaq Rules.  The members of the Compensation Committee are John J. Desmond, Stephen V. Murphy, Milbrey Rennie Taylor, Walter C. Teagle III and Eric J. Tveter.  The Committee met seven times during 2019.

The Corporation’s Board has adopted a formal written charter for the Compensation Committee.  A current copy of the charter is available on the Corporation’s website by going to www.FNBLI.com,  placing the cursor over “Investor Relations,” then clicking on “Corporate Governance” and then clicking on “Board Compensation Committee Charter.”

The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating the Corporation’s compensation practices to ensure that appropriate policies, procedures and systems are in place to identify, measure, and control related risks, including strategic, reputation and operational risk.  The Committee should identify those employees, including but not limited to the CEO and other executive officers, who could potentially expose the Corporation to material amounts of such risk and arrive at compensation for these employees and non-management directors that is appropriate and competitive and does not expose the Corporation to unacceptable risk.

Among other things, the Compensation Committee is responsible for: (1) implementing and maintaining guiding principles, compensation policies and compensation plans for the CEO, other executive officers and non-management directors, all as set forth in the Corporation’s Proxy Statement for its annual meeting of shareholders, and reporting and making recommendations to the Board with respect thereto taking into account market competitive data; (2) recommending to the Board approval of employment agreements for the CEO and other executive officers; (3) evaluating the performance of the CEO against established goals and objectives and approving for Board ratification the base salary level for the CEO subject to any existing employment agreement; (4) reviewing the CEO’s performance evaluations of the other executive officers of the Corporation and approving for Board ratification the base salary level of each such officer subject to any existing employment agreements; (5) approving for Board ratification cash incentives and bonuses to be paid to the CEO and other executive officers pursuant to the Corporation’s incentive compensation plans or otherwise;  (6) setting corporate goals, objectives and compensation plans used to determine cash incentives and bonuses paid to the CEO and other executive officers and equity compensation awarded to the CEO, other executive officers and non-management directors – the Compensation Committee will periodically engage a compensation consulting firm to assist them in this endeavor; (7) approving for Board ratification awards of equity compensation to the CEO, other executive officers and non-management directors pursuant to the Corporation’s equity compensation plans or otherwise; (8) recommending to the Board compensation proposals such as the compensation to be paid to the Corporation’s NEOs, say-on-pay, say-when-on-pay or equity incentive plans to be included in the Corporation’s annual proxy statement; (9) reviewing the overall annual salary budget for the Bank’s entire employee population; (10) conducting, or causing to be conducted, at its discretion, a periodic review of the Corporation’s pension, 401(k), and health and welfare plans; (11) reviewing and approving the compensation discussion and analysis included in the Corporation’s annual proxy statement and preparing or causing to be prepared the Compensation Committee Report to be included therein; (12) reviewing executive management’s determination of compensation of non-executive officers of the Corporation including the total amount of incentive compensation to be paid to such officers; (13) periodically reviewing the incentive compensation plans for senior vice presidents and other employee categories below the level of executive officer; and (14) considering the results of the most recent non-binding, stockholder advisory vote on executive compensation and, if deemed necessary, recommending to the Board changes in compensation policies, practices and decisions.

The Compensation Committee administers the Corporation’s equity incentive plan, including selecting directors and officers to whom awards are to be made and determining the timing, duration, amount, type and terms of each award.  Members of the Compensation Committee as well as all other non-employee directors of the Corporation have been eligible for awards of stock-based compensation in the past and it is currently anticipated that they will be eligible for future awards.

In determining an appropriate level of compensation for the CEO, other executive officers and the Board, the Compensation Committee periodically engages an independent compensation consulting firm to gather and help analyze the information necessary to make such determinations.  In 2019, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent national compensation consulting firm, to conduct a review of the compensation of the Company’s CEO, other executive officers and the Board.  The objective of the review was to provide an assessment of the competitiveness and effectiveness of the Corporation’s compensation programs relative to peer banks.

In performing their 2019 review, Pearl Meyer worked with the Compensation Committee to develop a custom peer group.  The peer banks were similar in size and scope to the Bank, with total assets averaging approximately $4.8 billion.  This average compared to total assets for the Bank of approximately $4.1 billion at year-end 2019.  The 2019 peer group consisted of eighteen (18) publicly-held bank holding companies located in the Bank’s general geographic area and included Arrow Financial Corporation, Bridge Bancorp, Inc., Bryn Mawr Bank Corporation, Century Bancorp, Inc., CNB Financial Corporation, ConnectOne Bancorp, Inc., Enterprise Bancorp, Inc., Financial Institutions, Inc., Flushing Financial Corporation, Lakeland Bancorp, Inc., Meridian Bancorp, Inc., Northfield Bancorp, Inc., Oritani Financial Corp., Peapack-Gladstone Financial Corporation, Tompkins Financial Corporation, TrustCo Bank Corp NY, Univest Corporation of Pennsylvania and Washington Trust Bancorp, Inc.  In addition to gathering and analyzing compensation data for the peer group, Pearl Meyer also gathered and analyzed peer compensation data from published industry surveys and other proprietary data source.  In performing their reviews, Pearl Meyer assessed total remuneration and the individual elements of total remuneration including base salary, annual cash incentive compensation, annual equity awards, retirement benefits and perquisites.  Based on their reviews, Pearl Meyer provided the Compensation Committee with a comparison of the compensation of the CEO and other executive officers to the market 10th, 25th, 50th, 75th and 90th percentiles.  Pearl Meyer also assessed the elements of Board compensation both individually and in the aggregate, including annual retainers, meeting-based fees and fees for chair roles and special meetings.

In addition to the services described above, Pearl Meyer was also engaged in 2019 to perform a review of the long-term incentive plan design of the Corporation’s executive incentive plan.

The Compensation Committee received a letter from Pearl Meyer regarding its independence under the six factors to be considered for such purposes under Nasdaq Rules, assessed the independence of Pearl Meyer pursuant to such rules and determined that Pearl Meyer is an independent and conflict-free advisor to the Corporation.

The Compensation Committee considers the most recent stockholder say-on-pay advisory vote in reviewing the Corporation’s executive compensation policies, practices and decisions.  The Compensation Committee concluded that no significant revisions were necessary to our executive compensation program as a result of the most recent say-on-pay advisory vote.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee: (1) was an officer or employee of the Corporation or the Bank; (2) was formerly an officer of the Corporation or the Bank; or (3) had any relationship requiring disclosure by the Corporation under the SEC’s rules governing disclosure of related party transactions.  No executive officer of the Corporation served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of the Corporation’s Board or Compensation Committee.

Bank Committees: Loan Committee and Asset Liability Committee

The Loan Committee is responsible for providing oversight with respect to the Bank’s lending activities.    The Asset Liability Committee is responsible for providing oversight with respect to the Bank’s achievement of its overall objective of optimizing returns consistent with prudent risk management regarding assets, liabilities, equity and off-balance sheet activities.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

The Board strongly encourages each of its members to attend the Annual Meeting of Stockholders.  In this regard, the Board sets the date for the Annual Meeting of Stockholders to coincide with its April Board meeting.  All directors attended the prior year’s Annual Meeting of Stockholders which was held on April 16, 2019.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Corporation’s Board does not have a formal process for security holders to send communications to the Board.  The Board believes that a formal process is unnecessary because the Corporation is relatively small and both the Chairman of the Board and the CEO, who is also a director, are easily accessible by telephone and mail.

COMPENSATION OF DIRECTORS

Cash Compensation

The Chairman of the Board of the Corporation and the Bank receives an annual retainer for service on both boards.  Non-employee directors of the Corporation receive an annual retainer for service on both boards for attending up to ten meetings per year and a per meeting fee for each meeting in excess of ten.  Annual retainers and per meeting fees for service on both boards in 2019 are shown in the following table.

Board Member	Annual Retainer	Per Meeting Fee
Chairman	$113,500	None
Non-employee Directors	$35,000	$1,250

Non-employee directors of the Corporation and the Bank receive annual retainers for Board committee service as shown in the following table.

Committee	Committee Chair	Committee Member
Audit Committee	$17,500	$7,500
Compensation Committee	$11,000	$5,000
Governance and Nominating Committee	$11,000	$5,000
Asset Liability Committee	$11,000	$5,000
Loan Committee	$11,000	$4,000

There are no per meeting fees for standing committee meetings. Loan Committee members are paid $500 for each Management Loan Committee meeting attended and Ad-Hoc Committee members are paid $500 for each meeting attended.

The Chairman does not receive per meeting fees or committee retainers.  The CEO does not receive retainers or per meeting fees for Board or Board committee service.

Stock-based Compensation

The Corporation’s 2014 Equity Incentive Plan (“2014 Plan”) allows for the granting of equity awards to non-employee directors of the Corporation.  Equity compensation for directors consists of restricted stock units (“RSUs”).  RSU awards for the Chairman and each non-employee director for 2019 service have been earned and will be granted after the 2020 Annual Meeting of Stockholders.

RSUs granted to non-employee directors in 2017 through 2019 are time-based RSUs that vest ratably and convert into shares of Common Stock over a three-year time period.  All outstanding RSUs granted to directors immediately vest upon retirement, an involuntary termination following a change in control, total and permanent disability or death.

Retirement Plan

On June 18, 1991, the Board of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors ("Retirement Plan").  Effective December 31, 2000, benefits earned to date under the Retirement Plan were frozen and the ability of directors to earn additional benefits was discontinued.  Upon retirement after attaining the age of sixty (60), each of the current directors who was a director prior to 2001 will receive a credit ("Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board through December 31, 2000, not to exceed one hundred percent (100%).  The annual benefit ("Annual Benefit") payable under the Retirement Plan is equal to the monthly Board of Directors’ attendance fee in effect as of December 31, 2000, which was $1,000, multiplied by twelve (12) and then multiplied by the Credit Percentage.  The Annual Benefit is payable in quarterly installments for a period of seven (7) years from the date of retirement ("Payment Period").  In the event of the death of a director or a retired director, the surviving spouse of such director is entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.  Messrs. Canarick, Hogan and Teagle are the only directors participating in the Retirement Plan.

The following table sets forth information concerning the compensation of directors for 2019.

Director Compensation

	Fees Earned or Paid in Cash	Stock Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	Total	Aggregate Option Awards Outstanding At Year End	Aggregate Stock Awards Outstanding
Name	($)	($)	($)	($)	(#)	(#)
Paul T. Canarick	55,750	35,000	1,701	92,451	6,272	3,103
Alexander L. Cover	68,250	35,000	-	103,250	6,272	3,103
John J. Desmond	54,750	35,000	-	89,750	-	2,784
Howard Thomas Hogan, Jr., Esq.	48,250	35,000	3,173	86,423	6,272	3,103
Louisa M. Ives	41,000	35,000	-	76,000	-	-
Stephen V. Murphy	61,500	35,000	-	96,500	6,272	3,103
Peter Quick	74,669	35,000	-	109,669	-	3,103
Denise Strain	55,851	35,000	-	90,851	-	1,869
Milbrey Rennie Taylor	57,250	35,000	-	92,250	3,326	3,103
Walter C. Teagle III	113,500	70,000	1,342	184,842	12,540	6,205
Eric J. Tveter	57,750	35,000	-	92,750	-	3,103
(1)	RSU awards for 2019 service have been earned and will be granted after the 2020 Annual Meeting of Stockholders in the amounts presented in the table above.
(2)	The change in pension value represents interest on the benefit frozen as of December 31, 2000.

MANAGEMENT

Set forth below is the business experience during the past five years and other information as to all executive officers of the Corporation and the Bank as of the date of this proxy statement.

Executive Officers	Age	Present Capacity	Officer Since
Christopher Becker	54	Director, President and Chief Executive Officer of the Corporation and the Bank	2011
Jay P. McConie	51	Executive Vice President and Chief Financial Officer of the Corporation and the Bank; Treasurer of the Corporation and Cashier of the Bank	2015
Christopher J. Hilton	42	Executive Vice President of the Corporation and the Bank; Chief Lending Officer of the Bank	2017
Janet T. Verneuille	59	Executive Vice President and Chief Risk Officer of the Corporation and the Bank	2019
Anne Marie Stefanucci	60	Executive Vice President of the Corporation and the Bank; Chief Credit Officer of the Bank	2006
Richard P. Perro	54	Executive Vice President of the Corporation and the Bank; Chief Retail Officer of the Bank	2002
Donald L. Manfredonia	68	Executive Vice President and Senior Business Development Officer of the Bank	1987

Mr. Becker joined the Board in January 2020 upon being named President and Chief Executive Officer of the Corporation and the Bank.  Mr. Becker has been employed by the Bank since 2011 most recently serving as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation.  Mr. Becker has been responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities and certain credit administration functions.

Mr. McConie joined the Bank in 2015 and for the past five years was Senior Vice President and Chief Investment Officer.  Effective January 1, 2020, Mr. McConie was promoted to Executive Vice President and Chief Financial Officer of the Corporation and the Bank.  Prior to joining the Bank, Mr. McConie served as Executive Vice President and Chief Financial Officer of Community National Bank from 2007 to 2015.  Mr. McConie began his career at KPMG LLP in their Financial Services Group and is a Certified Public Accountant.

Mr. Hilton joined the Bank in June 2017 as Senior Vice President and Commercial Banking Division Executive.  On January 1, 2018, Mr. Hilton was promoted to Executive Vice President of the Corporation and the Bank.  Prior to joining the Bank, Mr. Hilton served as Executive Vice President & Chief Credit Officer of Suffolk County National Bank and its holding company, Suffolk Bancorp, until its acquisition by People’s United Bank in April 2017.  Mr. Hilton joined People’s United Bank and served as Senior Credit Officer until May 2017.  Prior to his employment at Suffolk County National Bank, Mr. Hilton served as Executive Vice President & Chief Credit Officer of Empire National Bank and Vice President of its holding company, Empire Bancorp.

Ms. Verneuille joined the Bank in 2019 as Executive Vice President and Chief Risk Officer.  Most recently Ms. Verneuille served as Executive Vice President and Chief Financial Officer of Empire National Bank.  Ms. Verneuille previously served as Director, Executive Vice President and Chief Financial Officer of a national bank in organization after serving fifteen years at Bridgehampton National Bank, ultimately as Executive Vice President and Chief Financial Officer. Ms. Verneuille is a Certified Public Accountant.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE

CORPORATION’S NAMED EXECUTIVE OFFICERS

The compensation paid to our NEOs is disclosed in this proxy statement in the sections entitled “Compensation Discussion and Analysis,” “Compensation of Executive Officers,” “Compensation Pursuant to Plans” and “Employment Agreements.”  We believe that our compensation policies, practices and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term best interests of our stockholders.  Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the Corporation successfully in a competitive environment.  Stockholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Corporation’s NEOs as disclosed in its proxy statement for the April 21, 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and voting on this item will be required for approval.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Corporation, the Compensation Committee or the Board.  The vote will not be construed to overrule any decision by the Corporation, the Compensation Committee or the Board; to create or imply any change to the fiduciary duties of the Corporation, the Compensation Committee or the Board; or to create or imply any additional fiduciary duties for the Corporation, the Compensation Committee or the Board.  However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation paid to our NEOs as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Board and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the proposal to approve the compensation paid to the Corporation’s named executive officers.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis included herein and provided pursuant to Item 402(b) of Regulation S-K.

Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.  The Compensation Committee:

•	Eric J. Tveter, Chairman
•	John J. Desmond
•	Stephen V. Murphy
•	Milbrey Rennie Taylor
•	Walter C. Teagle III

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the 1934 Act, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation awarded to, earned by or paid to the NEOs.  The discussion explains all the material elements of the Corporation’s compensation of the NEOs.  It should be read in conjunction with the other executive compensation disclosures that appear elsewhere in this proxy statement.

Guiding Principles

In designing and maintaining a compensation program for the Corporation’s NEOs, other executive officers and employees, the Compensation Committee adheres to the following guiding principles:

(1)	The compensation program should be principles-based, employ best practices in executive compensation and consider all relevant regulatory guidance regarding sound incentive compensation policies.
(2)

The compensation program should be designed and supervised by the Compensation Committee with, as needed, the assistance of independent compensation consultants, legal counsel and other advisors who have significant experience in risk management, compensation practices and legal matters in the financial services industry.

(3)

The Compensation Committee should consist entirely of independent directors and operate under a charter adopted by the Board that clearly defines its duties and responsibilities.  Significant approvals by the Compensation Committee regarding the provisions of the executive compensation program and awards thereunder should be ratified by the full Board.

(4)

A  significant portion of executive compensation awarded under the program should be directly tied to corporate performance and thereby closely aligned with the interests of stockholders.  The corporate performance levels necessary to earn threshold, target and maximum cash incentive and equity awards should be determined by the Compensation Committee and should not encourage inappropriate risks that could lead to material financial loss to the Bank.

(5)

The compensation program should enable the Corporation to attract and retain highly skilled professionals in each necessary discipline (i.e., executive, financial, lending, operations, risk management).

(6)

Compensation paid should be appropriately balanced between short and long-term components.  The short-term components should primarily consist of base salary and cash incentive compensation and the long-term components should be equity awards that vest over time as well as retirement benefits.

(7)

The competitiveness of total direct compensation, which consists of base salary, cash incentive and equity awards, should be tested regularly by a comparison to: (1) a group of peer banks selected by the Compensation Committee that are similar in size and scope to the Corporation; and (2) amounts published in compensation surveys for the banking industry conducted by nationally recognized independent compensation consulting firms.

(8)	The compensation program should achieve internal equity among the Corporation’s executive officers.
(9)	Retirement benefits should be market competitive and evaluated based on the percentage of the executive’s income replaced in retirement.
(10)

Payments upon a change in control or termination should be market competitive, reasonable in amount and designed to ensure that the executive officers of the Bank are not significantly harmed nor unduly enriched and are therefore objective with respect to the consummation of a transaction, such as a sale or merger of the Bank, that may be in the best interests of the Corporation’s stockholders.

(11)

The Compensation Committee should identify those employees, whether they are executive officers or otherwise, who could potentially expose the Corporation to material amounts of risk.  The compensation of such employees should be designed to discourage imprudent risk taking and contain maximum incentive amounts that do not represent windfalls.

(12)	Clawbacks should be utilized within the compensation program in accordance with our clawback policy and applicable law.
(13)	Retention of vested or exercised equity awards should be required until stock ownership guidelines are met.
(14)	Employees, whether they are executive officers or otherwise, should be prohibited from hedging the value of equity compensation that vests over time.
(15)	Performance goals should be established by the Compensation Committee and ratified by the full Board.
(16)	Achievement of performance goals should be certified by the Compensation Committee prior to the payment of awards.

Objectives of the Executive Compensation Program

The Corporation’s executive compensation program is designed to enable the Corporation to attract and retain talented executive officers necessary to safely and successfully operate and grow the Bank.  The executive compensation program promotes sound risk management and long-term value creation for our stockholders.

What the Executive Compensation Program is Designed to Reward

Certain elements of the executive compensation program are intended to reward current performance.  By offering long-term equity compensation, the executive compensation program is also designed to reward executive officers who help maximize long-term financial performance and earnings growth of the Corporation.

Elements of Executive Compensation

The executive compensation program consists of four basic components: (1) base salary; (2) annual cash incentive compensation; (3) equity awards; and (4) other noncash compensation, consisting primarily of retirement benefits and reasonable perquisites.

Why We Choose To Pay Each Element of Executive Compensation

Base Salary.  The Compensation Committee believes that base salary for an NEO should compensate the officer for the skills and effort required to perform the officer’s day-to-day responsibilities, taking into account the size and complexity of the Company.

Annual Cash Incentive Compensation.  The Compensation Committee has included annual cash incentive compensation in the executive compensation program as a means to incent executive officers to optimize corporate performance through, among other things, the achievement of annual corporate goals set forth in the Corporation’s strategic plan.  Our Compensation Committee recommended, the Board adopted and the stockholders approved the 2016 Cash Incentive Plan, which provides the opportunity for a cash incentive payment based upon the achievement of corporate and individual goals.

Equity Awards.  The Compensation Committee uses equity awards granted under the Corporation’s equity incentive plan as a means to incent executive officers to optimize corporate performance over an extended time-period.  Equity awards, together with retirement benefits, are the longer-term components of our executive compensation program.

Other Noncash Compensation.  Other noncash compensation consists of: (1) retirement benefits paid under the Bank’s defined benefit pension plan (“Pension Plan”), 401(k) Plan and legacy Supplemental Executive Retirement Plan (“SERP”) that was applicable solely to the former CEO; and (2) noncash fringe benefits not available to the general employee population of the Bank.  Noncash fringe benefits, other than those available to the general employee population at the Bank, include the personal use of business automobiles and a country club membership for the CEO.

Retirement benefits provided by the Corporation’s Pension and 401(k) Plans are intended to encourage the NEOs to maintain their employment with the Corporation and maximize long-term corporate performance.  The SERP, of which the former CEO was the only participant, provided the additional pension and 401(k) benefits that the former CEO would receive in the absence of Internal Revenue Code provisions which limit the amount of compensation that can be considered in determining retirement benefits to be paid under the Bank’s tax-qualified retirement plans.  The SERP is explained in the “PENSION BENEFITS” section of this proxy statement.  A country club membership is provided to the current CEO to aid him in developing and retaining business.  Business automobiles are provided to all of the Bank’s executive officers as a competitive perquisite and as an alternative to reimbursing such officers for mileage driven on account of business conducted on behalf of the Corporation.

How We Determine The Amount To Pay For Each Element of Executive Compensation

The total compensation paid by the Corporation to each of the NEOs is based on a variety of factors including: (1) the Company’s recent and expected future overall financial performance; (2) current economic conditions and the effect thereof on the Company’s performance and that of its peers; (3) the executive officer’s experience and tenure in his or her current position, years of service to the Bank, scope of responsibilities, leadership ability, compensation relative to the Company’s other executive officers, recent and expected future performance, and contributions to corporate performance; (4) a comparison of total compensation and each element of compensation paid to the executive to compensation amounts paid by peer banks to executives with similar roles and compensation amounts set forth in published industry surveys for executives with similar roles; and (5) the most recent stockholder advisory vote on executive compensation.  As previously discussed, comparative compensation studies are performed and updated on a periodic basis by an independent compensation consulting firm engaged by and working under the direction of the Compensation Committee.

Base salary for the CEO is reviewed by the Compensation Committee on an annual basis.  The Compensation Committee also performs an annual review of the base salary recommendations made by the CEO for the Company’s other NEOs.  Each executive officer does not necessarily receive an increase in base salary each year.  In reviewing each NEO’s base salary, the Compensation Committee considers the amounts paid by peer banks, the amounts set forth in compensation surveys performed by nationally recognized independent compensation consulting firms and the Corporation’s overall budget for base salary increases.  Regular annual salary increases for 2019 for the NEOs ranged from 3.5% to 7.7% with a weighted average 4.4%.

For the Corporation’s current and former CEOs and former CFO, annual cash incentive compensation payable pursuant to the 2016 Cash Incentive Plan has been based on corporate performance measured by net income, return on assets (“ROA”) and bank safety and Compensation Committee discretion.  Cash incentive compensation for the other NEOs has been based on a combination of corporate and personal performance with weights ranging from 80% and 20%, respectively, to 50% each.  Corporate performance for the other NEOs is measured by net income, ROA, bank safety and Compensation Committee discretion, and personal performance is measured by the achievement of goals, monetary and nonmonetary, assigned to the NEO.  Compensation Committee discretion is based on, among other things, a qualitative assessment of corporate performance in light of current conditions.

The following table sets forth the range of annual cash incentive compensation for 2019 under the 2016 Cash Incentive Plan assuming that the Corporation achieved threshold, target and maximum levels of performance and, where applicable, the NEO achieved threshold, target and maximum levels of performance with respect to personal goals.  Each NEO’s cash incentive target for 2019 was a percentage of base salary as determined by the Compensation Committee.  Achievement of corporate and, where applicable, personal performance levels greater than the threshold level but less than the maximum level results in a cash incentive payment that is proportionately greater than the threshold level of incentive but less than the maximum level of incentive.

NEO	Threshold ($)	Target ($)	Maximum ($)
Michael N. Vittorio	123,840	275,200	412,800
Mark D. Curtis	72,720	161,600	242,400
Christopher Becker	62,100	138,000	207,000
Christopher J. Hilton	40,992	112,000	168,000
Paul Daley	24,612	102,550	153,825

Equity incentive compensation for the NEOs consists of a combination of performance-based and time-based RSUs that are award based on a fixed percentage of salary as determined by the Compensation Committee.  RSUs awarded in 2018 and 2019 included two-thirds (⅔) that were performance-based and one-third (⅓) that were time-based.  One-third (⅓) vests and converts into shares of Common Stock based on the satisfaction of net income and ROA performance metrics for the year awarded, one-third (⅓) vests and converts into shares of Common Stock based on the satisfaction of net income and ROA performance metrics for the year subsequent to the year awarded, and the final one-third (⅓) vests and converts into shares of Common Stock three years from the date of grant.  RSUs awarded in 2020 included two-thirds (⅔) that are performance-based and one-third (⅓) that are time-based.  One-third (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE and ROA compared to the 2019 peer group median each with a weighting of 40% and net income growth with a weighting of 20% for the year awarded, (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE and ROA compared to the 2019 peer group median each with a weighting of 40% and net income growth with a weighting of 20% for the year subsequent to the year awarded, and the final one-third (⅓) vests and converts three years from the date of grant.  Multi-year performance periods for the performance-based RSUs encourage long-term strategic focus.

Performance-based RSUs granted in 2018, 2019 and 2020 have upside conversion potential in that a maximum level of performance will result in the distribution of more than one share of Common Stock for one RSU.  A maximum level of performance will result in a conversion ratio of one RSU for one-and-one-half (1½) shares of Common Stock.  Performance greater than the threshold level but less than the maximum level will result in a conversion ratio proportionately greater than one RSU for one-half (½) share of Common Stock but less than one RSU for one-and-one-half (1½) shares of Common Stock.  The maximum level of performance is 115% of the target level, whereas the threshold level of performance is 80% of the target level.  In setting the current threshold, target and maximum levels of performance and related payouts, the Compensation Committee utilized the study performed by Pearl Meyer of the structural elements of the Corporation’s incentive compensation plan and considered, among other things, performance and payout levels for the Corporation’s peer banks.

Over the last three years, cash incentive compensation for the NEOs as a group has averaged approximately one-third (⅓) of total incentive compensation, while equity incentive compensation has averaged approximately two-thirds (⅔) of total incentive compensation.

By their terms, all outstanding performance-based RSUs held by NEOs immediately vest in the event of an involuntary termination following a change in control, total and permanent disability, as defined, or death.  Upon retirement performance-based RSUs will vest only after the completion of the applicable performance period and attainment of the relevant performance criteria.  All outstanding time-based RSUs granted to NEOs immediately vest in the event of an involuntary termination following a change in control, total and permanent disability, as defined, death or retirement.  For a further discussion of the tax-deductibility of executive compensation, see the Tax Deductibility of Executive Compensation section of this proxy statement.

The value of a RSU realized at vesting can be more or less than its grant date fair value if the Common Stock price at the date of vesting is more or less than its fair market value on the date of grant or the aggregate conversion ratio described above is more or less than one RSU for one share of Common Stock.

The following table sets forth the grant date fair value of performance-based equity incentive compensation awarded in 2020 for 2019 performance.

NEO	Equity Awards ($)
Michael N. Vittorio	619,200
Mark D. Curtis	222,200
Christopher Becker	475,000
Christopher J. Hilton	140,000

The following table sets forth the performance metrics and weights established by the Compensation Committee for use in determining cash incentives paid in January 2020 for 2019 performance along with the actual 2019 performance as defined by the Compensation Committee for each metric.

Metric	Weight (1)	Threshold	Target	Maximum	Actual Results
Net Income	45%	$33,976,000	$42,470,000	$48,841,000	$42,971,000
ROA	30%	.80%	1.00%	1.15%	1.02%
Bank Safety Rating	10%	Below Standard	Meets Standard	Above Standard	Above Standard
Compensation Committee Discretion	15%	Minimum	Average	Maximum	Average
(1)	The weights for each metric apply to all NEOs.

The following table sets forth performance-based cash incentive compensation earned in 2019 and the grant date fair value of equity incentive compensation awarded on account of 2019.

NEO	Cash Incentive ($)	Equity Awards ($)	Total ($)
Michael N. Vittorio	299,335	619,200	918,535
Mark D. Curtis	175,772	222,200	397,972
Christopher Becker	150,103	475,000	625,103
Christopher J. Hilton	116,498	140,000	256,498
Paul Daley	102,550	-	102,550

In the future the Compensation Committee may use different metrics to measure corporate performance or may change the weights applied to each metric.

The Compensation Committee believes that total target remuneration for executive officers should be market competitive, benchmarked to the 50th percentile of the Bank’s peer group and take into consideration individual and corporate performance and tenure.

In performing their 2019 review of executive compensation, Pearl Meyer compiled compensation data from the proxy statements of the Corporation’s custom peer group and from published industry surveys and, based on this data, calculated percentile amounts against which total compensation for the Company’s NEOs could be compared.  The Pearl Meyer study showed that total target compensation for all NEOs ranged from the 12th to the 78th percentile.

Termination and Change in Control Payments

Each of the NEOs had an employment agreement with the Corporation during 2019, which provides for severance compensation in the event that the executive is terminated by the Board without cause or terminates his employment for Good Reason, as defined, whether or not such termination occurs in connection with a change in control (see Employment Agreements section of this proxy statement).  These provisions are designed to insure, among other things, that the NEOs are not significantly harmed or unduly enriched and are therefore objective with respect to the consummation of a transaction, such as a sale or merger of the Bank that may be in the best interests of the Corporation’s stockholders.  In determining the severance arrangement for the CEO and each of the other NEOs, the Compensation Committee considered the severance arrangements offered by peer banks to their NEOs.

Impact of Accounting and Tax Treatment of Certain Elements of Compensation

The Compensation Committee has granted non-qualified stock options (“NQSOs”) and RSUs as equity compensation.  NQSOs and RSUs are advantageous from the Corporation’s standpoint because the Corporation records a book tax benefit for the compensation cost recognized for financial statement reporting purposes under FASB ASC Topic 718.  Upon exercise of NQSOs and vesting of RSUs the Corporation records an income tax benefit or expense in earnings.

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the tax deductibility of compensation paid to any covered employee to $1 million per year.  The Tax Cuts and Jobs Act (the “Act”) was signed into law on December 22, 2017 and amends Section 162(m) to treat all NEOs as covered employees (previously the CFO was not a covered employee) and to eliminate the exclusion of qualified performance-based compensation in determining compensation subject to the $1 million limitation.  In addition, the Act provides “grandfathered” treatment for qualified performance-based compensation in excess of $1 million that meets the requirements of Section 162(m), is payable pursuant to a written binding contract in effect as of November 2, 2017 and is not modified in any material respect.  Most of the compensation paid to the NEOs as a group through year-end 2019 was deductible under the applicable provisions of Section 162(m).  A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that incentive compensation paid to the NEOs will be fully deductible in all circumstances.

While the Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of the deduction limit under Code Section 162(m), the Compensation Committee’s practice is to structure compensation programs offered to the NEOs with a view towards maximizing tax deductibility of amounts paid.  However, in structuring compensation programs, the Compensation Committee considers a variety of factors, including the Corporation’s tax position, the materiality of the payments and tax deductions involved and the need for flexibility to address unforeseen circumstances.  After considering these factors, the Compensation Committee may decide to authorize payments, all or part of which may be nondeductible for federal income tax purposes.

Role of Executive Officers In Determining Executive Compensation

The Compensation Committee approves the proposed compensation of executive officers after considering, among other things, executive compensation studies periodically performed by independent compensation consulting firms.  From time to time, the CEO and CFO have served as a resource to the Compensation Committee in gathering the information necessary to make such compensation determinations.  However, these officers do not have a policy-making role with respect to determining the amount or form of executive compensation and do not participate in Compensation Committee deliberations regarding their own compensation.

Compensation Policies and Practices As They Relate To Risk Management

The Corporation has a written incentive-based compensation policy that sets forth governance roles for the Compensation Committee, senior management and the Corporation’s internal auditors.  The policy is reviewed annually by the Compensation Committee, modified if deemed appropriate and approved.  The purpose of the policy is to ensure that the Corporation’s incentive-based compensation arrangements, or any feature of any such arrangement, do not encourage executive officers or employees to: (1) expose the Corporation to inappropriate risks by providing such persons with excessive compensation, fees or benefits; or (2) take inappropriate risks that could lead to material financial loss to the Corporation.  Pursuant to this policy, the Corporation’s incentive-based compensation arrangements are required to: (1) balance risk and financial rewards, through such things as risk adjustments of awards, deferral of payments, longer performance periods and/or reduced sensitivity to short-term performance; (2) be compatible with effective internal controls and risk management; and (3) be supported by strong corporate governance, including active and effective oversight by the Compensation

Committee.  The Compensation Committee has determined that the Company’s compensation policies and practices for its employees, including non-executive officers, are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines and Equity Award Retention Policy

As a condition to receiving equity awarded under the Corporation’s equity incentive plan each director and executive officer shall enter into an agreement with the Company providing that any stock acquired from the exercise of stock options or the vesting of equity awards, net of the disposition of shares for tax withholding requirements, must be held until stock ownership requirements are met.

Each director of the Corporation is required to have beneficial ownership of shares of Common Stock of the Corporation with a current market value equal to three (3) times cash retainers, which includes Committee retainers and per meeting fees.  The CEO of the Corporation is required to have beneficial ownership of shares of common stock of the Corporation with a current market value equal to three (3) times his or her current base salary.  Each other executive officer of the Corporation is required to have beneficial ownership of shares of common stock of the Corporation with a current market value equal to one (1) times his or her current base salary.  All ownership requirements need to be met as follows: (1) within five years of becoming a director or executive officer; (2) within five years of an increase in ownership requirements for the incremental increase only; or (3) within three years of falling out of compliance with these requirements due to compensation increases or fluctuations in market value.

Clawback Policy

The Corporation has a clawback policy to enable the Company to recover any bonus or incentive compensation awarded or paid to the Company’s executive officers if: (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric, and (2) the amount of the incentive compensation, as calculated under restated financial results, is less than the amount actually paid or awarded under the original financial results.

Policy Prohibiting Hedging, Margining and Pledging of the Corporation’s Securities

Directors, NEOs, other officers and employees are prohibited from hedging the Corporation’s securities with the use of financial instruments (including prepaid variable forward contracts, equity swaps, calls, puts, collars, and exchange funds) that offset a decrease in the market value of the Company’s equity securities and any other transaction with comparable economic consequences.    Directors, NEOs and other executive officers are also prohibited, with limited exception, from holding the Corporation’s securities in a margin account or pledging such securities as collateral for any loan.

Shareholder Advisory Vote on Compensation and Policy Prohibiting Tax Gross-Up Arrangements

The Compensation Committee considers the results of the most recent annual stockholder say-on-pay advisory vote on the compensation paid to NEOs.  To the extent there is a significant vote against the compensation paid to our NEOs, the Compensation Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.  At the 2019 Annual Meeting of Stockholders, 69% of the shares voting on this issue supported the compensation outlined in last year’s proxy statement, while 31% voted against or abstained.  After a review of the say-on-pay advisory vote results, it was determined that the Corporation’s legacy tax gross-up arrangement provided to the former President and CEO contributed substantially to the voting results.  The Compensation Committee determined that no  significant revisions were necessary to our executive compensation program because the Board has a longstanding prohibition against tax gross-up arrangements which is published in the Corporation’s Corporate Governance Guidelines, the sole individual receiving such a gross-up payment is now retired and the compensation program under which the tax gross-up payment was made has expired.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to the aggregate compensation paid, earned or awarded for the years ended December 31, 2019, 2018 and 2017 to the CEO, CFO and each of the additional three most highly compensated executive officers of the Bank.  All compensation information is provided pursuant to the SEC executive compensation disclosure rules for proxy statements.  All of the listed officers are also officers of the Corporation but received salaries only from the Bank.

Summary Compensation Table

		Base Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Michael N. Vittorio(5)	2019	688,000	-	619,200	299,335	314,742	57,532	1,978,809
Director; Former President	2018	665,000	-	598,500	292,092	215,636	120,616	1,891,844
and CEO	2017	613,000	15,000	564,160	250,742	189,022	37,285	1,669,209
Mark D. Curtis(5)	2019	404,000	-	222,200	175,772	186,173	15,910	1,004,055
Former Senior Executive Vice President;	2018	388,000	-	213,400	170,423	-	16,441	788,264
Former Chief Financial Officer and Treasurer	2017	326,900	12,500	190,538	133,715	176,230	16,157	856,040
Christopher Becker	2019	345,000	-	475,000	150,103	88,064	19,773	1,077,940
Director, President and	2018	330,000	-	165,000	142,126	21,207	17,020	675,353
CEO	2017	261,250	10,000	114,875	91,742	53,867	14,910	546,644
Christopher J. Hilton	2019	280,000	-	140,000	116,498	27,164	13,094	576,756
Executive Vice President,	2018(6)	260,000	-	130,000	107,172	8,233	9,582	514,987
Chief Lending Officer
Paul Daley(5)	2019	293,000	-	-	102,550	240,005	16,231	651,786
Former Executive Vice President	2018	283,000	-	113,200	102,874	36,378	15,721	551,173
Former Senior Commercial Banking Officer	2017	266,500	10,000	117,183	89,057	168,428	16,595	667,763
(1)

The amounts shown for each year represent RSU grants for that year. Awards are generally granted subsequent to the close of the year.  The aggregate grant date fair values are computed in accordance with FASB ASC Topic 718.

(2)	The amounts shown for each year represent cash incentive compensation earned based on performance for that year but paid subsequent to the close of the year.
(3)

The amounts reported are computed in accordance with FASB ASC Topic 715 and reflect the actuarial increase in the present value at year end compared to the prior year end of the NEO’s benefits under all defined benefit pension plans.  (See Note J "Retirement Plans" to the Corporation's 2019 Consolidated Financial Statements.)  The Corporation applies the “no negative number” position for reporting the change in pension value.  The fluctuations are primarily attributable to movement in the actuarial discount rate.  In 2017 through 2019 the discount rates were 3.93%, 4.53% and 3.55%, respectively.

(4)

The components of the 2019 amounts shown in the “All Other Compensation” column are set forth in the table that follows.  The 401(k) SERP contributions shown in the table that follows are also reported in the “Nonqualified Deferred Compensation Table” appearing elsewhere in this proxy statement.  The “All Other Compensation” column does not include the incremental cost to the Corporation of providing the NEOs with group term life and health insurance benefits, because such benefits do not discriminate in scope, terms or operation in favor of the NEOs and are available generally to all employees.

(5)	Mr. Vittorio retired as President and CEO on December 31, 2019. Messrs. Curtis and Daley retired effective January 1, 2020.
(6)	Mr. Hilton joined the Corporation in June 2017 and became a NEO for the year ended December 31, 2018.

All Other Compensation Table

	Perquisites and Other Personal Benefits		Tax Gross Up on SERP Contributions and Tax Reimbursements (1)	401(k) Matching Contributions and 401(k) SERP Contributions	Total
	Personal Use of Business Auto	Personal Use of Country Club
Name	($)	($)	($)	($)	($)
Michael N. Vittorio	8,299	1,932	26,661	20,640	57,532
Mark D. Curtis	7,510	-	-	8,400	15,910
Christopher Becker	7,841	3,532	-	8,400	19,773
Christopher J. Hilton	6,094	-	-	7,000	13,094
Paul Daley	7,831	-	-	8,400	16,231
(1)

The Bank had a legacy SERP for the former CEO that is explained in the “PENSION BENEFITS” section of this proxy statement.  The former CEO’s participation in the legacy SERP began upon his tenure as CEO of the Corporation and the Bank in 2004.  Except for this one legacy SERP, the Board has adopted a prohibition of tax gross-up arrangements and has included this prohibition in the Corporation’s published Corporate Governance Guidelines.

The Compensation Committee believes that each NEO’s total compensation is appropriately balanced between currently paid out and deferred compensation, with deferred compensation consisting of equity awards that vest over time and retirement benefits provided under the Corporation’s 401(k), Pension and SERP plans.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Corporation’s former CEO to the annual total compensation of the Corporation’s median paid employee, excluding the former CEO.

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The Corporation utilized the same median paid employee for 2017, 2018 and 2019.  The Corporation believes this is appropriate because there have not been significant changes in the employee population or compensation arrangements.

In identifying the median paid employee in 2017 and in determining the compensation of the median paid employee in each year, the Corporation utilized year-to-date compensation from the final (twenty-sixth) bi-weekly payroll paid in December of each year.  Compensation included, as applicable, regular earnings plus overtime, Saturday pay, commissions, cash incentives and stock-based compensation.  The Corporation considered all full-time and part-time permanent employees when identifying the median paid employee in 2017.  Earnings of employees included on the final payroll of 2017 that were employed for less than a full year were converted to a twenty-six bi-weekly payroll equivalent. Full-time equivalent adjustments were not made. There were no seasonal or temporary employees on the final payroll of 2017.

The 2019 annual total compensation of the CEO and median paid employee was determined under Item 402 of Regulation S-K and was $1,978,809 and $78,759, respectively.  The CEO’s annual total compensation for 2019 was 25 times that of the annual total compensation for 2019 of the median paid employee.  This compares to 2018 annual total compensation of $1,891,844 and $60,496, respectively, and a 2018 pay ratio of 31 times.

COMPENSATION PURSUANT TO PLANS

Equity Incentive Plans

The Corporation has awards outstanding under the 2006 Stock Compensation Plan (“2006 Plan”) and the 2014 Plan.  Currently, awards can only be granted under the 2014 Plan, which was approved by the Corporation’s stockholders on April 22, 2014 as a successor to the 2006 Plan.  The 2014 Plan gives the Board flexibility to attract and retain highly qualified officers and directors by offering a competitive compensation program.  Equity awards align the interests of our directors and management with the interests of our stockholders by potentially increasing the ownership interests of directors and officers in our Common Stock.

Awards under the 2014 Plan may be granted as incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units or any combination thereof.  Substantially all awards granted under the 2014 Plan have been restricted stock units with performance or time-based vesting, while awards granted under the predecessor plan consisted of a combination of nonqualified stock options and restricted stock units.

The following table presents the number of shares of Common Stock to be issued upon the exercise of outstanding stock options and vesting of RSUs, and the number of shares of Common Stock remaining available for future issuance under the 2014 Plan, as of

December 31, 2019, adjusted to reflect 106,628 RSUs granted in December 2019 and January 2020 for 2019 service.  The table also presents the weighted average exercise price of outstanding stock options as of December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under the 2014 Plan (2)
Equity compensation plans approved by security holders	380,990	$12.34	1,633,058
(1)	Includes 325,644 RSUs. The weighted-average exercise price does not take these awards into account.
(2)	Of these shares, 190,879 are available to be granted as restricted stock or RSUs.

The Corporation does not have any equity compensation plans that have not been approved by stockholders.

The following table sets forth information regarding the grant of plan-based awards during 2019, both cash and equity, to the NEOs.

Grant Of Plan Based Awards

		Estimated Future Payouts Under Non-			Estimated Future Payouts Under
		Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
		Threshold	Target	Maximum	($)
Name	Grant Date	($)	($)	($)
Michael N. Vittorio	1/23/19	123,840	275,200	412,800	619,200
Mark D. Curtis	1/23/19	72,720	161,600	242,400	222,200
Christopher Becker	1/23/19	62,100	138,000	207,000	475,000
Christopher J. Hilton	1/23/19	40,992	112,000	168,000	140,000
Paul Daley	1/23/19	24,612	102,550	153,825	-
(1)

The amounts shown represent cash incentive compensation that could have been earned by the NEO in 2019 under the Corporation’s incentive compensation plan.  The actual amount paid to each NEO in February 2020 based on 2019 performance is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this proxy statement.

(2)

The amounts shown represent RSU awards earned by the NEOs for 2019 service.  The amounts earned were awarded in December 2019 and January 2020 in the form of RSUs under the 2014 Plan and are included in the “Stock Awards” column for 2019 of the “Summary Compensation Table” in this proxy statement.  Two-thirds (⅔) of the RSUs granted in December 2019 and January 2020 are performance-based and one-third (⅓) are time-based.  One-third (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE and ROA compared to the 2019 peer group median each with a weighting of 40% and net income growth with a weighting of 20% for the year awarded, (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE and ROA compared to the 2019 peer group median each with a weighting of 40% and net income growth with a weighting of 20% for the year subsequent to the year awarded, and the final one-third (⅓) vests and converts three years from the date of grant, but is subject to earlier vesting and conversion based on the retirement of the grantee.

The following table sets forth information regarding outstanding equity awards for the NEOs at December 31, 2019, as updated to include grants in December 2019 and January 2020 based on 2019 performance.

Outstanding Equity Awards

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
	Exercisable	Unexercisable	($)	Date	(#)	($)
Michael N. Vittorio	-	-	-	-	43,507	1,091,156
Mark D. Curtis	3,629	-	12.90	1/24/21	25,692	644,355
Christopher Becker	-	-	-	-	38,706	970,746
Christopher J. Hilton	-	-	-	-	17,299	433,859
Paul Daley	-	-	-	-	-	-
(1)

Represents the maximum number of shares into which outstanding RSUs can potentially be converted.  At December 31, 2020 and 2021, 61,970 and 33,560, respectively, performance-based RSUs may vest based on net income and ROA performance goals, each with a 50% weight as established by the Compensation Committee.  Additionally, in January 2020, 2021, 2022 and 2023, 10,614, 4,386, 5,049 and 9,625, respectively, time-based RSUs will vest.

(2)	Represents the value of the maximum number of shares into which RSUs can potentially be converted based on the closing price of the Common Stock on December 31, 2019 of $25.08.

The following table sets forth information for the NEOs for 2019 regarding stock options exercised and stock awards acquired on vesting during the year.

Stock Option Exercises And Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Shares Acquired on Vesting	Value Realized on Vesting (2)
	(#)	($)	(#)	($)
Michael N. Vittorio	-	-	68,381	1,711,052
Mark D. Curtis	8,000	85,122	14,508	360,636
Christopher Becker	-	-	9,095	225,953
Christopher J. Hilton	-	-	2,578	63,641
Paul Daley	-	-	8,881	220,585
(1)	The value realized on stock option exercises is the difference between the closing market value on the day preceding the exercise date and the amount paid to exercise the options.
(2)	The value realized on vesting represents the market value on December 31, 2019 of $25.08 or earlier vesting date.

PENSION BENEFITS

The Bank has a tax-qualified defined benefit pension plan and maintains the related SERP described hereinafter.  The following table sets forth the present value of accumulated benefits under the Pension Plan as of December 31, 2019, under the pension portion of the SERP as of September 30, 2019, and the number of years of credited service for each NEO through December 31, 2019.  No pension benefits were distributed to the NEOs during 2019.

Pension Benefits

Name		Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
	Plan Name	(#)	($)
Michael N. Vittorio	Tax-qualified defined benefit pension plan	16.42	947,293
	Supplemental Executive Retirement Plan	16.42	1,417,178
Mark D. Curtis	Tax qualified defined benefit pension plan	22.00	1,266,953
Christopher Becker	Tax qualified defined benefit pension plan	7.83	274,326
Christopher J. Hilton	Tax qualified defined benefit pension plan	1.5	35,397
Paul Daley	Tax qualified defined benefit pension plan	22.83	1,214,514
(1)

The actuarial assumptions used in determining the present value of the accumulated benefit for each NEO under the Pension Plan are set forth in Note J “Retirement Plans” to the Corporation’s 2019 Consolidated Financial Statements.  With respect to the SERP, the present value of the accumulated benefit is equal to the estimated present value of the annuity on December 31, 2019.

Pension Plan

Employees, including the NEOs, who are over 21 years of age and have been employed by the Bank for more than one year, are eligible to participate in the Pension Plan.  Compensation used to determine benefits includes base salary, commissions, cash incentive compensation and taxable fringe benefits, but excludes employer contributions to the 401(k) Plan, amounts realized from the exercise of nonqualified stock options, amounts realized from the conversion of restricted stock units into shares of stock and amounts realized from the sale, exchange or other disposition of stock.  Employees that elect to participate in the Pension Plan make contributions of 2% of their compensation used to determine benefits.  Employees become fully vested in the Pension Plan after 5 years of service with the Bank and 4 years of participation in the Pension Plan (no vesting occurs during that 5-year period) or, for employees hired before February 28, 2011, upon attainment of age 55.  The normal retirement age is 65.  For benefits earned through February 28, 2011, early retirement with an unreduced benefit is available at age 62, provided that at least 10 years of vesting service had been completed by age 62 and employment by the Bank began at age 55 or prior.  Early retirement with a reduced benefit is available beginning at age 55.  For benefits earned through February 28, 2011, the reduction is equal to 3% per year for each year that early retirement precedes age 65, or age 62 provided that at least 10 years of vesting service have been completed by age 62 and employment began at age 55 or prior.  For benefits earned after February 28, 2011, the reduction is based on actuarial equivalence.

Upon retirement, each participant with a spouse is paid a benefit in the form of a joint and survivor annuity.  Participants without a spouse are paid a benefit in the form of a single life annuity guaranteed for sixty (60) months.  All participants, whether with or without a spouse, may elect optional forms of benefit payments.  For all participants, the annuity benefit is an amount equal to the sum of: (1) the participant’s Average Annual Compensation multiplied by the product of 1.75 percent and the participant’s credited years of service through February 28, 2011; plus (2) the participant’s Average Annual Compensation multiplied by the product of 1.50 percent and the participant’s credited years of service after February 28, 2011, with total years of credited service under clauses “1” and “2” limited to a maximum of 35 years; plus (3) 1.25 percent of Average Annual Compensation multiplied by the participant’s credited years of service in excess of 35 years (up to five such years); and less (4) the product of .49 percent of the participant’s Final Average Annual Compensation, limited to Covered Compensation, and the participant’s Benefit Service up to 35 years.  The 0.49 percent represents the minimum Social Security offset to the pension benefit.  Average Annual Compensation, Final Average Annual Compensation, Covered Compensation and Benefit Service are all as defined in the Plan document.

Supplemental Executive Retirement Plan

The Corporation has no active supplemental executive retirement plans.  The Board of Directors has adopted a prohibition of tax gross-up arrangements for such plans and included this prohibition in the Corporation’s published Corporate Governance Guidelines.

The Bank had a legacy SERP with the Corporation’s former CEO as its only participant.  The SERP provided the additional benefits that would have been provided to the former CEO under the Pension and 401(k) Plans in the absence of Internal Revenue Code limitations for qualified plans.  The SERP was also designed so that the supplemental pension and 401(k) contributions were made to a "secular trust" for the benefit of the former CEO so that the assets were protected in the same manner as those of the Pension and 401(k) Plans (amounts contributed to the secular trust were not subject to the claims of creditors of the Bank).  The Bank’s contributions to the secular trust were tax-deductible by the Bank when made and taxable to the former CEO when received or earned by the trust.  The Bank’s contributions to the SERP were reduced by applicable income tax withholdings of the former CEO.  As a result of the foregoing, the Bank contributed an amount to the SERP that, after applicable withholding taxes, was sufficient to fund the SERP’s benefit obligation when due.  The assets in the secular trust were invested in equity and fixed income mutual funds, which produced earnings from dividends and interest.

The following table sets forth Nonqualified Deferred Compensation information as of and for the year ended December 31, 2019 for the CEO with respect to the supplemental 401(k) Plan portion of the SERP.

NONQUALIFIED DEFERRED COMPENSATION

	Registrant Contributions	Aggregate Investment Earnings	Aggregate Balance
Name	in Last Fiscal Year (1)	in Last Fiscal Year (2)	at Last Fiscal Year End (3)
	($)	($)	($)
Michael N. Vittorio	12,240	15,904	124,374
(1)	Registrant contributions to the SERP are included in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement.
(2)	Aggregate earnings are not included in the “Summary Compensation Table” in this proxy statement.
(3)	Includes $100,169 previously reported as compensation to the NEO in the Summary Compensation Tables for previous years.

401(k) Plan

The Bank has a tax-qualified 401(k) Plan.  Employees, including the NEOs, are eligible to participate provided they are at least 18 years of age.  The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions.  Eligibility for employer matching contributions, if any, occurs after completing twelve (12) consecutive months of Eligibility Service, as defined, in which the participant worked a minimum of 1,000 hours.  The sum of employee elective contributions and employer matching contributions plus any other additions to a participant’s account for 2019 cannot exceed the lesser of $55,000 or 100% of the participant’s compensation.  Participants are fully vested in their elective contributions and fully vest in any employer matching contributions after five years of participation.  Employer matching contributions made during the first five years of participation vest ratably over the remainder of the five-year period.

Participants in the 401(k) Plan will receive benefits generally upon attainment of age 65.  However, the 401(k) Plan contains provisions allowing pre-termination withdrawals and loans under certain circumstances.  The amount of a participant’s Normal Retirement Benefit, as defined, will depend upon the accumulation of contributions and forfeitures and the investment performance of the 401(k) Plan.  The 401(k) Plan matching contributions for 2019 made to the account of each NEO are set forth in the “All Other Compensation Table” appearing elsewhere in this proxy statement.

EMPLOYMENT AGREEMENTS

The NEOs each have or have had employment agreements with the Corporation.  Mr. Vittorio’s employment agreement expired in accordance with its terms as of December 31, 2019 and the Corporation has no further obligations thereunder.  Messrs. Curtis and Daley agreed to retire from employment with the Corporation and the Bank effective January 1, 2020.  The parties agreed that for purposes of their employment agreements, the retirements would be considered a termination of employment without cause.  The Company and the Bank entered into separate retirement agreements with Messrs. Curtis and Daley as of January 1, 2020 (the “Retirement Agreements”), under which their employment agreements terminated, the Bank paid $865,262 to Mr. Curtis and $930,816 to Mr. Daley in a cash lump sum to settle any outstanding contractual obligations, and the Company transferred ownership to Messrs. Curtis and Daley of their company-issued automobiles.  The Retirement Agreement with Mr. Curtis included certain consulting services to be provided by Mr. Curtis for the twelve month period following his retirement, for which he will be compensated $135,000.

Mr. Hilton’s employment agreement has a term of two (2) calendar years beginning January 1, 2018.  Commencing on the first anniversary of the employment agreement and continuing on each anniversary thereafter, the agreement renews for an additional period of one year such that the remaining term shall be two years unless written notice of non-renewal is provided at least thirty (30) days prior to any such anniversary date.  The employment agreement expires on December 31 of the calendar year in which Mr. Hilton attains age 65 (“Retirement Age Termination Date”).  Nothing in the employment agreement mandates or prohibits employment of the NEO beyond the Retirement Age Termination Dates.  However, Mr. Hilton shall not be entitled to any benefits or payments under his employment agreement following the Retirement Age Termination Date unless the Corporation has elected to extend such agreement pursuant to its terms for an additional period of two years. If he is terminated by the Board without cause or if he terminates his employment following an event constituting Good Reason, he will receive a cash lump sum severance payment equal to two times base salary plus an amount equal to twenty-four times the product of the monthly cost of insurance coverage maintained by the Bank for the executive immediately prior to the date of termination.    The cash lump sum payment is conditioned on the executive executing a release of claims against the Company and any affiliate, and their officers, directors, successors and assigns.  Upon termination of employment without cause or with Good Reason by the executive on or after a change in control, the executive shall receive a cash lump sum payment equal to two times the sum of the highest rate of base salary payable during the calendar year of termination or either of the two calendar years immediately preceding the date of termination.  In addition, the executive shall receive a cash lump sum equal to twenty-four times the monthly cost of insurance coverage maintained by the Bank for the executive immediately prior to the date of termination.

In March 2019, the Corporation and the Bank entered into a new employment agreement with Mr. Becker, effective January 1, 2020, with terms substantially similar to the employment agreement to which Mr. Vittorio was a party. This employment agreement has a term of three calendar years beginning January 1, 2020 and may be renewed annually for an additional year upon written notice of renewal.    The initial base salary is $500,000. If the executive is terminated by the Board without cause or if he terminates his employment following an event constituting Good Reason, he will receive a cash lump sum severance payment equal to three times base salary plus an amount equal to thirty-six times the product of the monthly cost of insurance coverage maintained by the Bank for the executive immediately prior to the date of termination.    The cash lump sum payment is conditioned on the executive executing a release of claims against the Company and any affiliate, and their officers, directors, successors and assigns.  Upon termination of employment without cause or with Good Reason by the executive on or after a change in control, Mr. Becker shall receive a cash lump sum payment equal to three times the sum of the highest rate of base salary payable during the calendar year of termination or either of the two calendar years immediately preceding the date of termination.  In addition, the executive shall receive a cash lump sum equal to thirty-six times the monthly cost of insurance coverage maintained by the Bank for the executive immediately prior to the date of termination.

Notwithstanding the foregoing, the change in control severance payments under the employment agreements for the NEOs will be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the NEO.

Each NEO’s employment agreement subjects the NEO to non-compete and non-solicitation provisions for a period of two years for the CEO or one year for the other NEOs following their date of termination, provided, however, that such restrictions would not apply in the event of the NEOs termination for cause or termination of employment following a change in control.

The tables below set forth potential payments to Messrs. Becker and Hilton upon termination of their employment by the Corporation without cause or by the NEOs for Good Reason absent a change in control and following a change in control.  The tables also set forth for the NEOs the accelerated vesting, if any, of unvested option and stock awards.  All outstanding and unvested equity awards for the NEOs by their terms will immediately vest upon a termination of employment following change in control.  The amounts shown in the table below do not take into account any reduction in payments required to comply with Section 280G of the Code.  Information is not provided below for Messrs. Vittorio, Curtis and Daley because their employment agreements have been terminated and the Corporation has no further obligations thereunder.  Payments made to Messrs. Curtis and Daley in exchange for the termination of their employment agreements are described above.

	Payment Resulting from Termination Without Cause or For Good Reason Absent a Change in Control
	Lump Sum Cash Payment Based on:
	Multiple of Base Salary	Multiple of Cost of Medical, Dental and Vision Insurance	Total Lump Sum Cash Payment	Accelerated Vesting of Equity Awards	Total Termination Payment
Name	($)	($)	($)	($)	($)
Christopher Becker	690,000	81,159	771,159	-	771,159
Christopher J. Hilton	560,000	2,346	562,346	-	562,346

All outstanding and unvested equity awards for the NEOs by their terms will immediately vest upon a change in control.  The amounts shown in the table below do not take into account any reduction in payments required to comply with Section 280G of the Code.

	Payment Resulting from Termination Without Cause or For Good Reason Following a Change in Control
	Lump Sum Cash Payment Based on:
	Multiple of Base Salary	Multiple of Cost of Medical, Dental and Vision Insurance	Total Lump Sum Cash Payment	Accelerated Vesting of Equity Awards	Total Termination Payment
Name	($)	($)	($)	($)	($)
Christopher Becker	690,000	81,159	771,159	748,914	1,520,073
Christopher J. Hilton	560,000	2,346	562,346	350,995	913,341

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Corporation’s Corporate Governance Guidelines require the Board to conduct an appropriate review of all related party transactions for potential conflict of interest situations.  Related party transactions are those required to be disclosed pursuant to Item 404 of Regulation S-K.  The Board fulfills the requirement to review related party transactions in conjunction with the Audit Committee, which is comprised entirely of independent directors.  The Governance and Nominating Committee is charged with the responsibility of reviewing and assessing the adequacy of and compliance with the Corporation’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval.

In 1992, the Bank, as tenant, entered into a lease with H. T. Hogan Jr., d/b/a Briar Ridge Properties, covering premises in a building located in Locust Valley, New York, used as a branch office.  The Bank subsequently modified and extended the lease in 2002 and 2012.  The 2012 modification and extension, including the current five-year renewal period which began in 2017, expires on October 31, 2022.  In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.  Under the terms of the lease, the Bank was obligated to pay $44,389 for the year ended December 31, 2019.  In 2009, the Bank, as tenant, entered into a lease with CSH Realty LLC, covering premises in a building located in Cold Spring Harbor, New York used as a branch office.  The Bank subsequently extended the lease for five years effective January 1, 2020 and expiring on December 31, 2024.  Under the terms of the lease, the Bank was obligated to pay $33,014 for the year ended December 31, 2019.  Howard Thomas Hogan, Jr., a director of the Corporation and the Bank, owns or controls companies that own both properties.  The Corporation believes that the terms of the leases are comparable to competitive terms that could have been obtained from an unrelated third party.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, executive officers, principal stockholders of the Corporation and their associates.  Such transactions, including borrowings and loan commitments, are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, do not involve more than a normal risk of collectability nor do they present other unfavorable features.

Certain directors are officers, directors, partners or stockholders of companies or partnerships which, or associates of which, may have been customers of the Bank in the ordinary course of business during 2019 and up to the present time.  Additional transactions of this type may occur in the future.  All such transactions were effected on substantially the same terms as comparable transactions with other persons.

DELINQUENT SECTION 16(A) REPORTS

Our executive officers, directors and beneficial owners of greater than 10% of the outstanding shares of Common Stock are required to file reports with the SEC disclosing beneficial ownership and changes in beneficial ownership of our Common Stock.  SEC rules require disclosure if an executive officer, director or 10% beneficial owner does not file these reports on a timely basis.  Based on our review of ownership reports required to be filed for the year ended December 31, 2019, all filing requirements were satisfied on a timely basis except for one Form 4 filing for each of Directors Peter Quick and Denise Strain relating to shares received in lieu of director fees.  The Corporation, on behalf of each director, inadvertently filed each Form 4 four business days late on October 28, 2019.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Corporation for the year ended December 31, 2019 were audited by Crowe LLP (“Crowe”).  The Audit Committee has appointed Crowe as the Corporation’s independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2020.  A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment of Crowe.  The affirmative vote of the holders of a majority of shares represented in person or by proxy and voting on this item will be required for ratification.  If there is no designation on an executed proxy as to how the shares represented should be voted, the proxy will be voted for the ratification.  If the stockholders do not ratify the appointment of Crowe, the Audit Committee will reconsider its selection of Crowe as the Corporation’s independent registered public accounting firm.  Even if the stockholders ratify the appointment of Crowe, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Corporation and its stockholders.

A  representative of Crowe is expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Crowe as the Corporation’s independent registered public accounting firm.

Audit Fees

Crowe’s fees for audit services for 2019 and 2018 were $430,000 and $305,000, respectively.  The increase in audit fees is mainly due to audit work totaling $85,000 relating to the implementation of ASU 2016-13 “Measurement of Credit Losses on Financial Instruments.”  Audit services include the following: (1) professional services rendered for the audit of the Corporation’s annual consolidated financial statements; (2) reviews of the consolidated financial statements included in the Corporation’s Quarterly Reports on Form 10-Q; (3) a reading of the Corporation’s Annual Report on Form 10-K; and (4) rendering an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Audit Related Fees

Audit related fees, as described in Item 9(e)(2) of Schedule 14A of the SEC’s Proxy Rules, are fees billed to the Corporation by its Independent Registered Public Accounting Firm (“Independent Auditors”) for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not audit fees as described in the previous paragraph.  In 2019 and 2018, Crowe did not bill the Corporation for any audit related fees.

Tax Fees

Crowe’s fees in 2019 and 2018 for preparing the Corporation’s tax returns, providing tax advice and performing tax compliance work were $37,750 and $109,825, respectively.  Crowe’s fees for 2018 include $78,825 for tax-related work, mainly the completion of a cost segregation study relating to accelerated tax depreciation.

All Other Fees

In neither of the last two fiscal years was the Corporation billed by Crowe for any fees other than those described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Approval of Audit Related, Tax and Other Fees

In 2019 and 2018, the Audit Committee specifically approved or pre-approved all fees reported under the sections “Audit Related Fees” and “Tax Fees.”

Engagement of Independent Auditors to Perform Audit Services and Non-Audit Services

On an annual basis, and in accordance with the terms of written engagement letters, the Audit Committee has engaged the Corporation’s Independent Auditors to perform audit services as previously defined and to prepare the Corporation’s income tax returns.

In addition, from time to time the Audit Committee may engage the Corporation’s Independent Auditors to perform non-audit services such as providing tax advice and performing tax compliance work.  The Audit Committee will not engage the Independent Auditors to perform any non-audit service or pre-approve any non-audit service that could impair, in fact or appearance, the independence of the Independent Auditors.  In addition, the Audit Committee will not pre-approve any non-audit service if such pre-approval constitutes delegation to management of the Audit Committee’s responsibilities under the 1934 Act.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating: 1) the qualifications and independence of the Independent Auditors; 2) the performance of the Corporation’s Independent Auditors, internal audit function and vendors providing internal auditing services; 3) the integrity of the Corporation’s financial statements; and 4) management’s responsibilities to assure that there is in place an effective system of internal controls.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (“GAAP”) and applicable rules and regulations.  These are the responsibilities of management and the Independent Auditors.

Specific duties and responsibilities of the Audit Committee include, among other things: 1) appoint, retain, compensate, evaluate and, where appropriate, replace the Independent Auditors;  2) approve all fees and terms of engagement of the Independent Auditors; 3) confirm the independence of the Independent Auditors; 4) review and discuss with management and the Independent Auditors the Corporation’s audited consolidated financial statements and internal control over financial reporting; 5) meet with the Corporation’s Independent Auditors and review the scope of audit services and the results of their annual audit of the Corporation’s consolidated financial statements, including any recommendations the Independent Auditors may have with respect to internal controls or other business matters; 6) approve the internal audit plan and review the scope and results of internal audits; 7) review the results of examinations performed by regulatory authorities; 8) oversee management’s responsibility to fulfill the annual internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act and the annual audit and management reporting requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991; 9) review the Bank's performance of its obligations under various laws and regulations, including those affecting consumers; 10) review related party transactions; and 11) oversee management’s responsibility to implement internal controls over information technology and information security risks.

The evaluation of the Independent Auditors occurs at least annually and includes, among other things, a review of the most recent Public Company Accounting Oversight Board (“PCAOB”) report and communications required by PCAOB Auditing Standard Number 1301 regarding the independence and appointment of the Independent Auditors and the results of the annual audit.  The evaluation also includes consideration of the Independent Auditors qualifications and industry experience, the performance of the audit partner and audit team and the tenure of the firm and appropriateness of fees.  Crowe has served as the Corporation’s Independent Auditors since 2003 and the audit partner is rotated at least every five years.  The Audit Committee received and reviewed the written disclosures and the letter from Crowe required by applicable requirements of the PCAOB regarding Crowe’s communications with the Audit Committee concerning independence, and discussed with Crowe their independence.

The Audit Committee reviews and discusses with management and the Independent Auditors the annual audited financial statements, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and earnings press releases prior to their filing, including reviewing the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations."  The Audit Committee also reviews and discusses policies with respect to risk assessment and risk management.  Such discussions include the Corporation’s major financial and accounting risk exposures and the steps management has undertaken to control them.

The Audit Committee reviews reports from management regarding, among other things, the framework and effectiveness of internal controls over financial reporting and disclosure controls, compliance with laws and regulations, and controls over information technology risk.

The Audit Committee met eight times during 2019 and schedules meetings to ensure it devotes enough time and attention to the duties and responsibilities outlined in this report.  Periodic executive sessions are held with the Independent Auditors, Chief Auditor and other members of management to discuss any matters that the Committee or these persons believe should be discussed.

The Audit Committee regularly reports its activities to the Board, and annually conducts a review of its Charter and performs a self-assessment.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

The Audit Committee:

•	Alexander L. Cover, Chairman
•	John J. Desmond
•	Peter Quick
•	Walter C. Teagle III

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or 1934 Act, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

OTHER MATTERS

The Board of the Corporation does not know of any matters for action by stockholders at the Annual Meeting other than the matters described in the Notice of Annual Meeting.  However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the meeting.  It is the intention of the persons named in the proxy to vote such proxy with respect to such matters in accordance with their best judgment.

The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation.  In addition to using the mail, directors, officers and employees of the Bank acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone or by facsimile.

STOCKHOLDER PROPOSALS

Any proposals of stockholders intended to be submitted at the 2021 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Chairman of the Board or the President no later than November 10, 2020 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting under SEC Rule 14a-8.

Under the Corporation’s bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the 2021 Annual Meeting, must do so by a written notice timely delivered to the Corporation’s Secretary generally not later than December 10, 2020.

If the Corporation is not notified of a matter to be brought before the 2021 Annual Meeting by December 10, 2020 or if a matter is omitted from the proxy statement or proxy pursuant to SEC Rule 14a-8, then the proxy may provide discretionary authority to management of the Corporation to vote against such matter.

Nothing in this proxy statement will be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on

April 21, 2020

The Company’s proxy statement and form of proxy for its 2020 Annual Meeting of Stockholders and its 2019 Annual Report on Form 10-K to security holders is available at https://www.cstproxy.com/fnbli/2020.

For driving directions to The Mansion at Oyster Bay, the location of the annual meeting, please go to:

http://www.lessings-the-woodlands.com

ANNUAL REPORTS TO STOCKHOLDERS

Consolidated financial statements for the Corporation are included in the Corporation’s 2019 Annual Report on Form 10-K which was mailed with this Proxy Statement.  In addition, copies of the 2019 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be sent to any stockholder upon written request without charge.  Such request should be directed to Jay P. McConie, Executive Vice President and Chief Financial Officer, at the Corporation’s principal office, 10 Glen Head Road, Glen Head, New York 11545.

By Order of the Board of Directors
Christopher Becker
March 10, 2020	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Mobile Device or Mail

REVOCABLE PROXY THE FIRST OF LONG ISLAND CORPORATION

Your Internet or Mobile Device vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or Mobile Device must be received by 11:59 p.m., Eastern Time, on April 20, 2020.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE DEVICE
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

1. Election of Directors (except as marked to the contrary below) for one or two year terms:

   Class I Director (one year term):
   (1) Christopher Becker

   Class II Directors (two year term):
   (2) Paul T. Canarick
   (3) Alexander L. Cover
   (4) Stephen V. Murphy
   (5) Peter Quick
   (6) Denise Strain
   (7) Eric J. Tveter

   FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT ☐

Instruction: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee(s) name(s) or number(s) in the space provided below for whom authorization is withheld.

____

If you wish to allocate your votes among the nominees using cumulative voting, indicate below the number of votes you wish to cast for each nominee (the maximum number of votes you may allocate is the number of shares you own multiplied by the number of nominees).

(1) Christopher Becker _____
(2) Paul T. Canarick _____
(3) Alexander L. Cover _____
(4) Stephen V. Murphy _____
(5) Peter Quick _____
(6) Denise Strain _____
(7) Eric J. Tveter _____

2. Non-binding, advisory vote to approve the Corporation's executive compensation as discussed in the proxy statement;

   FOR ☐ AGAINST ☐ ABSTAIN ☐

   FOR ☐ AGAINST ☐ ABSTAIN ☐

CONTROL NUMBER

Signature______________________**Signature, if held jointly**______________________**Date**__________ **2020**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The First of Long Island Corporation
Annual Meeting of Stockholders
April 21, 2020

Annual Meeting Materials are available online at:
https://www.cstproxy.com/fnbli/2020

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE FIRST OF LONG ISLAND CORPORATION

Annual Meeting of Stockholders
April 21, 2020
10:00 a.m.

The undersigned hereby appoints the BOARD OF DIRECTORS except those who are standing for re-election and election to the Board, and any of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of Stockholders of The First of Long Island Corporation ("Corporation") to be held at The Mansion at Oyster Bay, One Southwoods Road, Woodbury, New York, on Tuesday, April 21, 2020, at 10:00 a.m. local time, and at any and all adjournments thereof, and to vote all shares of the common stock of the Corporation that the stockholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this proxy will be voted "For" all Proposals.

(Continued, and to be marked, dated and signed, on the other side)